Exhibit 3.1

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEACOR HOLDINGS INC.

FIRST.

The name of the corporation is SEACOR Holdings Inc.

SECOND.

The registered office of the Corporation is located at 3411 Silverside Road Tatnall Building #104, New Castle County, Wilmington, Delaware 19810. The name of its registered agent at that address is Corporate Creations Network Inc.

THIRD.

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.

A.    The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value of $0.01 per share (“Common Stock”).

B.    Each share of Common Stock shall be entitled to one vote.

FIFTH.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

SIXTH.

The annual meeting of the stockholders for the election of the directors of the Corporation and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board of Directors (the “Board of Directors”) of the Corporation in its sole and absolute discretion. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation. The stockholders shall have the right to elect a number of persons to be designated as directors of the Corporation, in accordance with the bylaws of the Corporation in effect from time to time (the “Bylaws”). The number of directors may be increased or decreased from time to time as provided in the Bylaws. Any newly-created directorship and any vacancy in the Board of Directors resulting from the death, resignation, removal, retirement or disqualification of any director shall be filled solely by the vote of a majority of the remaining directors then in office, even though less than a quorum. Except as otherwise provided by the DGCL or this Second Restated Certificate of Incorporation “(Second Restated Certificate of Incorporation”), any director may be removed with or without cause by the holders of a majority in voting power of the outstanding stock entitled to vote in the election of such director. With respect to each matter brought before the Board of Directors (or any committee thereof) for vote, each director shall be entitled to cast one vote.

SEVENTH.

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    Election of directors need not be by ballot unless the Bylaws so provide.

B.    The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws.

C.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH.

For so long as the Corporation shall, directly or indirectly, (i) engage in U.S. Coastwise Trade, (ii) participate in MarAd’s Title XI or similar financing programs or (iii) be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation, this Article EIGHTH shall apply.

A.    Purpose and Authorization.

1.    The provisions of this Article EIGHTH are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Maritime Laws. It is the policy of the Corporation that Non-Citizens should not beneficially own, individually or in the aggregate, any shares of the Corporation’s Capital Stock in excess of the Permitted Amount.

2.    The Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee) is hereby authorized to effect any and all measures necessary or desirable (consistent with applicable law and the provisions of this Second Restated Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article EIGHTH, including, without limitation, amending the Bylaws and establishing, amending or eliminating procedures from time to time that are consistent with the Bylaws that provide for, among other things, (a) obtaining, as a condition to recording the transfer of shares on the stock records of the Corporation, affidavits or other proof as to the citizenship of existing or prospective stockholders on whose behalf shares of the Capital Stock of the Corporation or any interest therein or right thereof are or are to be held, and (b) to the extent the shares of the Corporation are certificated, establishing and maintaining a dual stock certificate system under which different forms of stock certificates representing outstanding shares of the Capital Stock of the Corporation are issued to Citizens or Non-Citizens.

B.    Definitions. For purposes of this Article EIGHTH, the following terms shall have the meanings specified below:

1.    A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Corporation to the extent such Person (a) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Corporation, or (b) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Corporation if the Board of Directors determines in accordance with this Article EIGHTH that such Person is not the beneficial owner of such shares for purposes of the Maritime Laws.

2.    “Capital Stock” shall mean any class or series of capital stock of the Corporation other than any class or series of capital stock of the Corporation that is permitted by the Maritime Administration of the United States Department of Transportation (“MarAd”) to be excluded from the determination of whether the Corporation is in compliance with the citizenship requirements of the Maritime Laws.

3.    “Capital Stock Register” shall mean the official and conclusive list of beneficial ownership of Capital Stock maintained in the Corporation’s books and records or by a transfer agent duly authorized by the Corporation.

4.    “Certificate” shall mean any written or electronic representation of ownership of Capital Stock of the Corporation.

5.    “Citizen” shall mean a citizen of the United States within the meaning of the Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

6.    “Excess Share Date” shall have the meaning ascribed to such term in subparagraph E of this Article EIGHTH.

7.    “Excess Shares” shall have the meaning ascribed to such term in subparagraph E of this Article EIGHTH.

8.    “Fair Market Value” shall mean the average of the closing sales prices of the Capital Stock on a national securities exchange on which the stock is traded or listed during the 10 trading days immediately prior to the date the Redemption Notice is given; except that, if the Capital Stock is not so traded or quoted, the average closing sales price shall be determined in good faith by the Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee).

9.    “Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the

U.S. Coast Guard and the MarAd and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

10.    “Non-Citizen” shall mean any Person other than a Citizen.

11.    “Permitted Amount” shall mean, with respect to Capital Stock: (a) with respect to all Non-Citizens in the aggregate, not more than 23% of the total number of the issued and outstanding shares of Capital Stock; provided that, if the Maritime Laws are amended to change the amount of Capital Stock that a Non-Citizen may beneficially own, then the Permitted Amount shall be changed to a percentage that is two percentage points less than the percentage that would cause the Corporation to be no longer qualified under the Maritime Laws, after giving effect to such amendment, as a Citizen qualified to (i) engage in U.S. Coastwise Trade, (ii) participate in MarAd’s Title XI or similar financing programs or (iii) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; and (b) with respect to any individual Non-Citizen (and any other Non-Citizen whose ownership position would be aggregated with such Non-Citizen for purposes of the Maritime Laws), not more than 4.9% of the issued and outstanding shares of Capital Stock.

12.    “Person” shall mean an individual, partnership, corporation, limited liability company, trust, joint venture or other entity.

13.    “Redemption Date” shall have the meaning ascribed to such term in subsection (c) of Section 3 of subparagraph F of this Article EIGHTH.

14.    “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

15.    “Redemption Notice” shall have the meaning ascribed to such term in subsection (c) of Section 3 of subparagraph F of this Article EIGHTH.

16.    “Redemption Price” shall have the meaning ascribed to such term in subsection (a) of Section 3 of subparagraph F of this Article EIGHTH.

17.    “Record Holder” shall mean any Person whose name appears on the Capital Stock Register as an owner, beneficial or otherwise, of Capital Stock.

18.    “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

C.    Restrictions on Transfer.

1.    Any transfer, or attempted or purported transfer, of any shares of the Capital Stock of the Corporation or any interest therein or right thereof, that would result in the beneficial ownership by Non-Citizens, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount will, until such excess no longer exists, be void and ineffective as against the Corporation, and neither the Corporation nor its transfer agent (if any) shall register such transfer, or attempted or purported transfer, on the Capital Stock Register of the Corporation, and neither the Corporation nor its transfer agent (if any) shall recognize, with respect to those shares that caused the Permitted Amount to be exceeded, the transferee or purported transferee as a stockholder of the Corporation for any purpose (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article EIGHTH. In no event shall any such registration or recognition make such transfer, or attempted or purported transfer, effective unless the Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee) shall have expressly and specifically authorized the same.

2.    In connection with any transfer, or attempted or purported transfer, of shares of Capital Stock, any transferee or proposed transferee (including any recipient upon original issuance) of shares and, if such transferee or proposed transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Corporation or its transfer agent to deliver a citizenship certification and such other documentation and information concerning its citizenship under subparagraph H of this Article EIGHTH as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares shall be denied by the Corporation upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

3.    Notwithstanding any of the provisions of this Article EIGHTH, the Corporation shall be entitled to rely, without limitation, on the Capital Stock Register of the Corporation and other stockholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

D.    Dual Stock Certificate System.

1.    The Corporation may institute a “Dual Stock Certificate System” such that (a) each Certificate representing Capital Stock that is beneficially owned by a Citizen shall be marked “Citizen” and each Certificate representing Capital Stock that is beneficially owned by a Non-Citizen shall be marked “Non-Citizen,” but with all such Certificates to be identical in all other respects and to comply with all provisions of the DGCL; (b) an application to transfer shares shall be set forth on the back of each Certificate, in which a Person seeking to take title to the Capital Stock represented by such Certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; (c) a certification (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent shall be entitled to rely conclusively shall be required to be submitted by each Person to whom or on whose behalf a Certificate is to be issued (whether upon transfer or original issuance) stating whether such Person or, if such Person is acting as custodian, nominee, purchaser representative or in any other capacity for an owner, whether such owner, is a Citizen; and (d) the Capital Stock Register of the Corporation shall be maintained in such manner as to enable the percentage of Capital Stock that is beneficially owned by Non-Citizens and by Citizens to be confirmed.

2.    Beneficial owners of Certificates bearing notation as Non-Citizen and Citizen shall have in all respects the same corporate status and corporate rights regarding Capital Stock of the same class or series, share for share, except that transfers of the Certificates bearing the Citizen notation to Non-Citizens shall be restricted as herein provided and violations of the provisions of this Article EIGHTH shall be dealt with in the manner set forth herein. The Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee) is authorized to take such other ministerial actions or make such interpretations as it may deem necessary or advisable in order to implement this Dual Stock Certificate System in a manner consistent with the policies set forth in this Article EIGHTH.

E.    Excess Shares.

1.    If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of Capital Stock beneficially owned by Non-Citizens should exceed the Permitted Amount, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Amount, the “Excess Shares”), then the shares of such Capital Stock of the Corporation that constitute Excess Shares for purposes of this Article EIGHTH shall be (a) those shares that have been acquired by or become beneficially owned by Non-Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-Citizens from and after the acquisition of beneficial ownership of such shares by a Non-Citizen that first caused such Permitted Amount to be exceeded, or (b) those shares beneficially owned by Non-Citizens that exceed the Permitted Amount as the result of any repurchase or redemption by the Corporation of shares of its Capital Stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-Citizen and going in reverse chronological order of acquisition; provided, however, that: (i) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares that constitute Excess Shares in accordance with the provisions of this Article EIGHTH; (ii) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (iii) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (iv) Excess Shares that result from a determination that a beneficial owner has ceased to be a Citizen shall be deemed to have been acquired, for purposes of this Article EIGHTH, as of the date that such beneficial owner ceased to be a Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this subparagraph E as to which shares of Capital Stock constitute Excess Shares shall be conclusive and shall be deemed effective as of the applicable Excess Share Date.

F.    Redemption of Excess Shares.

1.    In the event that (a) subparagraph C of this Article EIGHTH would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Shares to a Non-Citizen, (b) a change in the status of a Person from a Citizen to a Non-Citizen causes a share of Capital Stock of which such Person is the beneficial owner to constitute an Excess Share, (c) any repurchase or redemption by the Corporation of shares of its Capital Stock causes any share of Capital Stock of the Corporation beneficially owned by Non-Citizens to exceed the Permitted Amount, or (d) the original issuance by the Corporation of a share of Capital Stock of the Corporation to a Non-Citizen results in such share constituting an Excess Share, then, the

Corporation, by action of the Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee), in its sole discretion, shall have the power to redeem, unless such redemption is not permitted under the DGCL or other provisions of applicable law, such Excess Share; provided, however, that the Corporation shall not have any obligation under this subparagraph F to redeem any one or more Excess Shares.

2.    Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this subparagraph F are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Capital Stock of which such Excess Shares are a part,

(a)	the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares, and

(b)	the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of Capital Stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a Citizen prior to the issuance of a Redemption Notice pursuant to section 3 of this subparagraph F of this Article EIGHTH), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this subparagraph F.

3.    The terms and conditions of redemptions by the Corporation of Excess Shares of Capital Stock under this subparagraph F shall be as follows:

(a)

the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid (i) in cash (by wire transfer or bank or cashier’s check), or (ii) by the issuance of Redemption Notes or (iii) by any combination of cash and Redemption Notes;

(b)

the Redemption Price shall be the sum of (i) the Fair Market Value of such Excess Share plus (ii) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Corporation pursuant to Section 2 of this subparagraph F of this Article EIGHTH;

(c)

written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany Certificates, if any, representing the Excess Shares that are surrendered for redemption shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the Capital Stock Register (the “Redemption Notice”), unless such notice is waived in writing by any such holders;

(d)

the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed, and when the voting, dividend and distribution rights in such Excess Shares shall cease and terminate) shall be the later of (i) the date specified in the Redemption Notice sent to the Record Holder of the Excess Shares (which shall not be earlier than the date of such notice), and (ii) in the case of payment of the Redemption Price by Redemption Notes, the date on which the Corporation shall have issued the Redemption Notes for the benefit of such Record Holder, or, in the case of payment of the Redemption Price by cash only, the date on which the Corporation shall have irrevocably deposited in trust or set aside for the benefit of such Record Holder a sum sufficient to pay the Redemption Price, or, in the case of payment of the Redemption Price by a combination of cash and Redemption Notes, the date on which the Corporation shall have issued the Redemption Notes for the benefit of such Record Holder and irrevocably deposited in trust or set aside for the benefit of such Record Holder a sum sufficient to pay the cash portion of the Redemption Price;

(e)

each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (i) the Redemption Date (as determined pursuant to sub-section (d) of Section 3 of this subparagraph F of this Article EIGHTH), (ii) the number and the class or series of shares of Capital Stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the Certificate number(s) representing such Excess Shares), (iii) the Redemption Price and the manner of payment thereof, (iv) the place where Certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (v) any instructions as to the endorsement or assignment for transfer of such Certificates (if any) and the completion of the accompanying letter of transmittal, and (vi) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(f)

in the case of the Redemption Price paid in whole by cash, if a Redemption Notice has been duly sent to the Record Holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such Record Holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the Record Holders thereof to receive the Redemption Price, without interest;

(g)

without limiting sub-section (f) of Section 3 of this subparagraph F, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(h)

upon surrender of the Certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such Certificate are redeemed, a new Certificate (or Certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

4.    Nothing in this subparagraph F of Article EIGHTH shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Second Restated Certificate of Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Board of Directors along with the documentation and information required under subparagraph H of this Article EIGHTH establishing that such proposed transferee is a Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this subparagraph and the Redemption Notice.

G.    Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed transferees of any class or series of the Capital Stock for the purposes of this Article EIGHTH. In determining the citizenship of the beneficial owners or their transferees or proposed transferees or, in the case of original issuance, any recipient (and, if such transferees, proposed transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Capital Stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 2 of subparagraph C of this Article EIGHTH and the written statements and affidavits required under subparagraph H of this Article EIGHTH given by the beneficial owners or their transferees or proposed transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or proposed transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees, proposed transferees or recipients (or any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section 2 of subparagraph H of this Article EIGHTH. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article EIGHTH shall be conclusive.

H.    Requirement to Provide Citizenship Information.

1.    In furtherance of the requirements of subparagraph A of this Article EIGHTH, and without limiting any other provision of this Article EIGHTH, the Corporation may require the beneficial owners of shares of Capital Stock to confirm their citizenship status from time to time in accordance with the provisions of this subparagraph H, and, as a condition to acquiring and having beneficial ownership of shares of Capital Stock, every beneficial owner of any such shares must comply with the following provisions:

(a)

promptly upon a beneficial owner’s acquisition of beneficial ownership of 5% or more of the outstanding shares of Capital Stock, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of Capital Stock beneficially owned by such beneficial owner as of a recent date, a statement as to whether such beneficial owner is a Citizen, and such other information and documents required by the U.S. Coast Guard or MarAd under the Maritime Laws, including 46 C.F.R. part 355;

(b)

promptly upon request by the Corporation, each beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of Capital Stock beneficially owned by such beneficial owner as of a recent date, a statement as to whether such beneficial owner is Citizen, and such other information and documents required by the U.S. Coast Guard or the MarAd under the Maritime Laws, including 46 C.F.R. part 355;

(c)

promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of Capital Stock specified by the Corporation in its request;

(d)

every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Capital Stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address; and

(e)

every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of Capital Stock beneficially owned by such beneficial owner as of a recent date, and a statement as to such change in status of such beneficial owner to a Non-Citizen.

2.    The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 2 of subparagraph C of this Article EIGHTH and the written statements and affidavits required under Section 1 of this subparagraph H of this Article EIGHTH, of the citizenship of the beneficial owner or the transferee, proposed transferee or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Capital Stock.

3.    In the event that (a) the Corporation requests in writing (in which express reference is made to this subparagraph H of this Article EIGHTH) from a beneficial owner of shares of any class or series of the Capital Stock a citizenship certification required under Section 2 of this subparagraph H of this Article EIGHTH, a written statement, an affidavit and/or reasonable documentation required under Section 1 of this subparagraph H of this Article EIGHTH, and/or additional proof of citizenship required under Section 2 of this subparagraph H of this Article EIGHTH, and (b) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (i) the voting rights of such beneficial owner’s shares of the Capital Stock shall be suspended, and (ii) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article EIGHTH; provided, however, that the Corporation, acting through its Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee), shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (i) and/or (ii) of this clause (b) to any of the shares of such beneficial owner in any particular instance.

4.    In the event that (a) the Corporation requests in writing (in which express reference is made to this subparagraph H of this Article EIGHTH) from the transferee or proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Capital Stock a citizenship certification required under Section 2 of subparagraph C of this Article EIGHTH, a written statement, an affidavit and/or reasonable documentation required under Section 1 of this subparagraph H of this Article EIGHTH, and/or additional proof of citizenship required under Section 2 of this subparagraph H of this Article EIGHTH, and (b) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article EIGHTH, by the date set forth in such written request, the Corporation, acting through its Board of Directors (or any executive committee or other committee constituted with similar authority to that of an executive committee), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent, until such requested documentation is so submitted and the Corporation is satisfied that the proposed transfer of shares will not result in Excess Shares.

I.    Severability. Each provision of this Article EIGHTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article EIGHTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article EIGHTH shall not be affected, and this Article EIGHTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

J.    NYSE Transactions. Nothing in this Article EIGHTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other National Securities Exchange or automated inter-dealer quotation system for so long as any class or series of the Capital Stock is listed on the New York Stock Exchange or any other National Securities Exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article EIGHTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article EIGHTH.

NINTH.

A.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.    The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.    Notwithstanding anything herein to the contrary, the Corporation shall have no obligation to indemnify any person with respect to any expenses, damages, losses, liabilities, judgments, payments, fines, penalties, awards or amounts paid in settlement (collectively, “Losses”) or to advance any expenses of such person, in each case, that arise from facts and circumstances occurring, or actions taken, prior to the date of adoption of this Second Restated Certificate of Incorporation; provided, however, that any person covered by any run-off policy or policies of directors’ and officers’, employee practices and fiduciary liability insurance procured by the Corporation shall be entitled to indemnification of Losses and advancement of expenses, in each case, that arise from facts and circumstances occurring, or actions taken, prior to the date of adoption of this Second Restated Certificate of Incorporation, but only to the extent indemnification for such Losses or advancement of such expenses is covered by such policy or policies, from the date of adoption of this Second Restated Certificate of Incorporation until the sixth anniversary of such date.

TENTH.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH.

A.    Each stockholder (who is not also an employee of the Corporation or any of its subsidiaries), each member of the Board of Directors or any committee thereof (other than an employee of the Corporation or any of its subsidiaries), each member of any board of directors, board of managers or similar governing body of any subsidiary of the Corporation (other than an employee of the Corporation or any of its subsidiaries), and any one or more of the respective affiliates, managers, directors principals, officers, employees and other representatives of each such stockholder, member of the Board of Directors (or committee thereof) or member of any board of directors, board of managers or similar governing body of any subsidiary of the Corporation who is not (in any such case) also an employee of the Corporation or any of its subsidiaries (the foregoing persons being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or lines of business as those in which the Corporation or any of its affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall have any duty to refrain, directly or indirectly, from (1) engaging in any Opportunity or (2) otherwise competing with the Corporation or any of its affiliates. No Identified Person shall have any duty or obligation to refer or offer to the Corporation or any of its affiliates any Opportunity, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its affiliates.

B.    In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its affiliates and shall not be liable to the Corporation or the stockholders for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another person (including any affiliate of such Identified Person). Notwithstanding subparagraphs A and B of this Article ELEVENTH, the Corporation does not renounce any intent or expectancy it may have in any Opportunity that is offered to an officer or director of the Corporation (whether or not such individual is also an officer or director of a stockholder) if such Opportunity is expressly offered to such person in his or her capacity as an officer or director of the Corporation or knowledge of such Opportunity is acquired by such person solely as a result of such person’s position as an officer or director of the Corporation.

C.    The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of the stockholders or any of their respective affiliates, and (1) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Second Restated Certificate of Incorporation and/or any other agreement with the Corporation, shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Second Restated Certificate of Incorporation shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (a) the ownership by an Identified Person of any interest in any Related Company, (b) the affiliation of any Related Company with an Identified Person or (c) any action taken or omitted by an Identified Person in respect of any Related Company, (2) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the stockholders or any of their respective affiliates, (3) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of the stockholders or any of their respective affiliates and (4) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the stockholders or any of their respective affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the stockholders or any of their respective affiliates in any such business or as to any such opportunities.

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